UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

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2016 ANNUAL MEETING OF STOCKHOLDERS NOTICE OF ADJOURNMENT

April 21, 2016

Dear Fellow Stockholder:

I write to inform you that at yesterday’s NCR Corporation (the “Company”) 2016 Annual Meeting of Stockholders, the meeting was adjourned with respect to the proposal to amend and restate the charter of the Company to eliminate the classification of the Board of Directors of the Company and provide for annual elections of all directors elected at or after the 2017 annual meeting of stockholders.

This proposal received a substantial favorable vote at the meeting (greater than 99% of votes cast), but did not receive the vote required for approval under the Company’s charter, which is 80% of the voting power of all shares of outstanding stock entitled to vote generally in the election of directors. To allow for additional voting, the Chairman of the meeting determined, in his discretion, to adjourn the meeting with respect to this proposal until Thursday, April 28, 2016, at 9:00 a.m. Eastern Time.

- WE HAVE NOT YET RECEIVED YOUR VOTE ON THIS PROPOSAL -

As of this writing, our records indicate that your vote on this proposal has not been received. Your vote is very important! Regardless of the number of shares you own, we urge you to vote your shares on this proposal immediately. The NCR Board recommends a vote FOR this proposal, as a matter of good corporate governance, and has extended the voting period accordingly.

Included with this communication is a new proxy card, with control number, to vote your shares on this proposal. Because of the short time period for additional solicitation, we urge holders to follow the instructions on their proxy cards and to vote their shares by telephone or Internet now.

Please note that while the telephone and Internet voting systems may still appear to accept votes on the election of directors and each of the other business proposals that were before the meeting yesterday, voting on all matters other than the declassification proposal has been closed, and no further votes on those matters will be counted.

If you have questions or need assistance, please call our proxy solicitor, Georgeson LLC, toll-free at 1-800-261-1047.

On behalf of the Board of Directors, we thank you for attention to this matter and look forward to receiving your vote.

Sincerely,

William R. Nuti

Chairman of the Board

Chief Executive Officer and President